EXHIBIT 16.1

CLA (CliftonLarsonAllen LLP) 5550 Wild Rose Lane, Suite 300 West Des Moines, IA 50266-5304 515-222-4400 | fax 515-222-4444 CLAconnect.com

December 20, 2018

Securities and Exchange Commission Washington, D.C. 20549

We have read the statements that County Bancorp, Inc. (“County”) made under Item 4.01 of the Form 8-K that County filed on December 20, 2018 and we agree with the statements concerning our firm that are contained therein.

/s/ CliftonLarsonAllen LLP